        As filed with the Securities and Exchange Commission on December 1, 2000

                                                     Registration No. 333- _____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ALLIED HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                          GEORGIA                             58-0360550
          (State or other jurisdiction of                  (I.R.S. Employer
          incorporation or organization)                  Identification No.)

             160 CLAIREMONT AVENUE, SUITE 200
                     DECATUR, GEORGIA                            30030
         (Address of principal executive offices)              (Zip Code)

                ALLIED HOLDINGS, INC. DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

                                 THOMAS M. DUFFY
        VICE PRESIDENT - CORPORATE AFFAIRS, GENERAL COUNSEL AND SECRETARY
                              ALLIED HOLDINGS, INC.
                        160 CLAIREMONT AVENUE, SUITE 200
                             DECATUR, GEORGIA 30030
                                 (404) 373-4285
 (Name, address and telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
    Title of each class of         Amount to be       Proposed maximum         Proposed          Amount of
  securities to be registered      registered(2)     offering price per   maximum aggregate   registration fee
                                                       obligation(2)      offering price(2)
--------------------------------------------------------------------------------------------------------------
Deferred Compensation               $4,000,000              100%              $4,000,000           $1,056
Obligations(1)

(1) The Deferred Compensation Obligations are unsecured obligations of Allied Holdings, Inc. to pay deferred compensation in the future under the Allied Holdings, Inc. Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457 (h)(1) under the Securities Act, based on an estimate of the amount of compensation to be deferred by participants.

         PART I -- INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The documents constituting part I of this Registration Statement have been or will be sent or given to participants in the Allied Holdings, Inc. Deferred Compensation Plan (the "Plan") as specified by Rule 428 (b)(1) under the Securities Act.


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



          PART II -- INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

         (a) the Annual Report on Form 10-K of Allied Holdings, Inc., (the "Corporation") for the fiscal year ended December 31, 1999 and Amendment to the Annual Report on Form 10-K filed June 30, 2000;

         (b) the Corporation's Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

         (c)      the Corporation's Current Report on Form 8-K dated June 14,
                  2000; and

         (d) all other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters securities that remain unsold.

         Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         The following description of the Deferred Compensation Obligations registered hereby is qualified in its entirety by reference to the full text of the Plan, a complete copy of which is filed as Exhibit 4 to this Registration Statement.

         Under the Plan, the Corporation will provide employees of the Corporation and its subsidiaries at the Vice President level and above, as well as possibly other employees of the Corporation and its subsidiaries, designated as eligible at the sole discretion of the Compensation Committee of the Corporation (which is the Plan's administrator), the opportunity to defer receipt of all or a portion of the base salary, annual bonus, and cash portion of any awards under the Corporation's Amended an Restated Long Term Incentive Plan that they are entitled to receive. When an employee makes a deferral election, an account will be established on behalf of such employee, and interest will accrue on the account from the date of the deferral until the


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

date of final distribution. Such interest will be credited at a rate equal to the Average Corporate Rate of Moody's Long-Term Corporate Bond Yield Averages as established each year on the last day of June during the preceding Plan year and will be compounded daily during the applicable Plan year.

         The obligations of the Corporation under the Plan to make payments of amounts deferred and any interest thereon to Plan participants in the future in accordance with the terms of the Plan will be unsecured general obligations of the Corporation, and will rank equally with other unsecured and unsubordinated indebtedness of the Corporation outstanding from time to time. An aggregate principal amount of $4,000,000 of such obligations are being registered hereunder and are referred to herein as the Deferred Compensation Obligations.

         The amounts to be deferred by each Plan participant for each calendar year will be determined in accordance with the Plan based on annual elections made by the participant. The Deferred Compensation Obligations in a participant's account will be distributed in accordance with the Plan either in a lump sum payment or in annual installments based on the participant's election. Payments will begin (i) in January following retirement or permanent disability in the form of a lump sum payment or installments over a period not to exceed ten years, (ii) in January following termination other than retirement in the form of a lump sum payment or installments over a period not to exceed ten years, or (iii) following death in the form of a lump sum payment. In addition, participants may apply to the Compensation Committee for a hardship withdrawal of all or a portion of the his or her account balance, which, if granted, will be paid in a lump sum amount subject to a 5% penalty. Any other distribution received by a participant prior to death, retirement of termination will result in a 10% penalty.

         A participant's interest in a deferred compensation account is only a right to receive payments pursuant to the Plan. All amounts credited to such accounts are non-forfeitable, and the right of any participant to receive payments under the Plan cannot be alienated, sold, transferred, assigned, pledged or encumbered. The Corporation may amend the Plan in whole or in part at any time, provided that no such amendment shall reduce the benefits accrued through the date of amendment. The Corporation may terminate the Plan at any time, at which point all deferral elections shall cease and benefits shall be paid out in lump sums and/or installments, at the option of the Compensation Committee.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the Deferred Compensation Obligations is being passed upon by Thomas M. Duffy, Esq., Vice President, Secretary and General Counsel for the Corporation. Thomas M. Duffy is an officer of, and receives compensation from, the Corporation and is the beneficial holder of 5,630 shares of the Corporation's Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of


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

conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

         Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

         Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer) to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of their duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Business Corporation Code and may apply to a court under
Section 14-2-854 of the Georgia Business Corporation Code for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

         The Corporation's Amended and Restated Articles of Incorporation (the "Restated Charter") eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to the Corporation or its shareholders for monetary damages for breaches of such directors' duty of care or other duties as a director. This provision of the Restated Charter will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Corporation. Under current Georgia law, the Restated Charter does not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions or (iv) any transactions from which the director received an improper personal benefit.

         Under the Corporation's Bylaws, the Corporation shall indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was a director or officer of the Corporation, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. The Corporation shall have the power to indemnify to the fullest extent permitted under the GBCC any person made a party to a proceeding because he or she is or was an employee or agent of the Corporation, if he or she acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

         The Corporation's directors and executive officers are insured against damages from actions and claims incurred in the course of performing duties, and the Corporation is insured against expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

         The foregoing summaries are necessarily subject to the complete text of the statutes, Restated Charter and agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Exhibit No.                    Description
         -----------                    -----------

         4                  Allied Holdings, Inc. Deferred Compensation Plan.

         5                  Opinion of Thomas M. Duffy, Esq.

         23.1               Consent of Arthur Andersen LLP.


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


         23.2     Consent of Thomas M. Duffy, Esq. (included in Exhibit 5)

         24       Powers of Attorney (included on Signature Page).

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of any offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of November, 2000.

                                ALLIED HOLDINGS, INC.



                                By: /s/ Daniel H. Popky
                                    ----------------------------------------
                                    Daniel H. Popky
                                    Senior Vice President and Chief Financial
                                    Officer


         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Rutland and A. Mitchell Poole, Jr., and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on this 29th day of November, 2000.

                     Signature                          Title
                     ---------                          -----

               /s/ Robert J. Rutland                Chairman
               ---------------------------
                   Robert J. Rutland

               /s/ Guy W. Rutland, III              Chairman Emeritus and Director
               ---------------------------
                   Guy W. Rutland, III

               /s/ A. Mitchell Poole, Jr.           Vice-Chairman, Chief Executive Officer and
               ---------------------------          Director (Principal Executive Officer)
                   A. Mitchell Poole, Jr.

               /s/ Randall E. West                  President, Chief Operating Officer and
               ---------------------------          Director
                   Randall E. West


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

               /s/ Daniel H. Popky                  Senior Vice-President and Chief Financial
               ---------------------------          Officer (Principal Financial and Accounting
                   Daniel H. Popky                  Officer)

               /s/ Bernard O. DeWulf                Vice Chairman, Executive Vice-President and
               ---------------------------          Director
                   Bernard O. DeWulf

               /s/ David G. Bannister               Director
               ---------------------------
                   David G. Bannister

               /s/ Robert R. Woodson                Director
               ---------------------------
                   Robert R. Woodson

               /s/ William P. Benton                Director
               ---------------------------
                   William P. Benton

               /s/ Guy W. Rutland, IV               Director
               ---------------------------
                   Guy W. Rutland, IV


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

                                INDEX TO EXHIBITS

Exhibit No.                                 Sequentially Numbered Description
-----------                                 ---------------------------------

4                                           Allied Holdings, Inc. Deferred Compensation Plan

5                                           Opinion of Thomas M. Duffy, Esq.

23.1                                        Consent of Arthur Andersen LLP.

23.2                                        Consent of Thomas M. Duffy, Esq. (included in Exhibit 5)

24                                          Powers of Attorney (included on Signature Page).


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